UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2012

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	0-54447	01-0969655
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information required by this Item is contained in Item 4.02 of this Current Report and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 25, 2012, the Board of Directors of Naugatuck Valley Financial Corporation (the “Company”) concluded that the Company’s previously issued consolidated financial statements for the fiscal year ended December 31, 2011, as contained in the Company’s Form 10-K for the year ended December 31, 2011, should no longer be relied upon. The Board of Directors arrived at this conclusion based on the recommendation of the Audit Committee of the Board of Directors and management in connection with the exit interview conducted by the Office of the Comptroller of the Currency (the “OCC”) following its recently completed, regularly scheduled examination of Naugatuck Valley Savings and Loan (the “Bank”), the Company’s wholly-owned subsidiary.

During the OCC’s exit interview with the Bank on April 18, 2012, the OCC advised the Bank’s management that it had determined that certain classified loans previously identified by the Bank were required to be downgraded and three previously unclassified commercial loans were required to be categorized as classified loans, requiring an increase to the allowance for loan losses at December 31, 2011. Following its review and analysis of the OCC’s findings in consultation with the Company’s independent registered public accountants, the Bank’s management and the independent registered public accountants met with the Audit Committee and the Board of Directors on April 23, 2012. At that meeting, management reported on its analysis, in consultation with the independent registered public accountants, of the OCC’s findings and the Audit Committee and the Board of Directors directed management to follow-up with the OCC to discuss the analysis. On April 25, 2012, the Bank’s management and the independent registered public accountants met with the Audit Committee and the Board of Directors to report on the follow-up discussions with the OCC and discuss the proposed recordation of an additional provision for loan losses of $709,000 (before tax) during the quarter ended December 31, 2011 in order to increase the allowance for loan losses to the level the OCC deemed sufficient at December 31, 2011, and the proposed establishment of a $143,000 contingency reserve for possible losses on unfunded commitments and contingencies, after which the Bank’s management, the Audit Committee and the Board of Directors determined to record the additional provision for loan losses and establish the contingency reserve.

As of the filing date of this Current Report, the Company anticipates the following estimated revisions to its previously reported consolidated financial results at and for the year ended December 31, 2011:

•	Decrease in net income for the year ended December 31, 2011 from $2.2 million ($0.33 basic and diluted per common share) to $1.6 million ($0.24 basic and diluted per common share).

•	Increase in the provision for loan losses for the year ended December 31, 2011 from $3.6 million to $4.3 million.

•	Decrease in the allowance for loan losses at December 31, 2011 from $8.3 million to $8.1 million.

•	Establishment, as a liability at December 31, 2011, of a $143,000 contingency reserve for possible losses on unfunded commitments and contingencies.

•	Decrease in total stockholders’ equity at December 31, 2011 from $82.9 million to $82.3 million.

•	Increase in total classified assets at December 31, 2011 from $55.7 million to $62.3 million, with special mention assets increasing from $24.1 million to $24.8 million, substandard assets increasing from $31.5 million to $36.1 million, doubtful assets increasing from $66,000 to $1.4 million, and with no change in the balance of loss assets.

Following these revisions, the Bank will remain “well-capitalized” under applicable regulatory capital standards at December 31, 2011.

The Company expects to file with the SEC an amended Form 10-K for the fiscal year ended December 31, 2011 on or about May 15, 2012. The Bank expects to file with the OCC an amended TFR for the quarter ended December 31, 2011 on or about the same date.

The Company’s Board of Directors has consulted and discussed with Whittlesey & Hadley, P.C., the Company’s independent registered public accountants, the matters disclosed in this Item 4.02.

Item 8.01	Other Events.

In light of the requirement to file a Form 10-K/A for the year ended December 31, 2011 as disclosed in Item 4.02 of this Current Report, on April 25, 2012, the Company’s Board of Directors determined to change the date of the Company’s 2012 Annual Meeting of Shareholders from the previously reported June 8, 2012 to June 29, 2012.

Item 9.01	Financial Statements and Exhibits.

Not applicable.

Forward-Looking Statements

This Current Report contains certain “forward-looking statements” within the meaning of the federal securities laws. These statements are not historical facts but are based on the Company’s current expectations regarding its expected results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. The Company’s ability to predict future results is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which the Company and the Bank operate, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. Additional factors that may affect the Company’s results are discussed in the Company’s Annual Report on Form 10-K under “Item 1A. Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: April 27, 2012	By:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer